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                                                            Exhibit 99(3)



                           ARROW ELECTRONICS, INC.

              This Proxy is Solicited by the Board of Directors.
         Proxy for Special Meeting of Shareholders, November 23, 1994


        The undersigned hereby appoints Stephen P. Kaufman, Robert E. Klatell, and John C. Waddell, and any one or more of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of stock of ARROW ELECTRONICS, INC. which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on November 23, 1994 at 11:00 A.M., New York City time, at the executive offices of the corporation, 25 Hub Drive, Melville, New York, or any adjournments thereof, as set forth on the reverse hereof:


          Please Return This Proxy Promptly in the Enclosed Envelope



                  --------------               /X/ Please mark your vote as this
                      Common

Management recommends a vote FOR

1. Authority to vote FOR the approval and adoption of an Agreement and
   Plan of Merger,   which provides for the merger of a wholly owned
   subsidiary of Arrow with and into Anthem Electronics, Inc. ("Anthem"), the issuance of shares of Arrow common stock to the holders of the outstanding shares of Anthem common stock, and the assumption of the stock options outstanding under the Anthem stock option plans, all on the terms and subject to the conditions set forth in such Agreement.


FOR     AGAINST     ABSTAIN
/ /     / /         / /

2. Authority to vote FOR the adoption of a proposed amendment to the Arrow Electronics, Inc. Stock Option Plan to increase the number of shares of common stock subject thereto from 4,500,000 to 6,000,000.

FOR     AGAINST     ABSTAIN
/ /     / /         / /

3. Authority to vote FOR the adoption of a proposed amendment to the Arrow Electronics, Inc. Restricted Stock Plan to increase the number of shares of common stock subject thereto from 1,330,000 to 1,480,000.

FOR     AGAINST     ABSTAIN
/ /     / /         / /


4. Authority to vote FOR the adoption of a proposed amendment to the Certificate of Incorporation of Arrow Electronics, Inc. to increase the number of authorized shares of common stock from 60,000,000 to 80,000,000.

FOR     AGAINST     ABSTAIN
/ /     / /         / /

5. In accordance with their discretion upon such other matters as may properly come before the meeting or any adjournments thereof.


        This proxy is being solicited by the management and will be voted as specified. If not otherwise specified, it will be voted for the proposals described in items 1, 2, 3, and 4 above.



        Dated:
              ----------------------------------------------------------, 1994

        Signature of Shareholder(s)

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        Signature of Shareholder(s)

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        Please sign exactly as name appears to the left. When signing as attorney, administrator, executor, guardian or trustee, please add your full title as such. If shares are registered to the names of joint tenants or trustees, each joint tenant or trustee should sign.